                                                                    EXHIBIT 11

         STATEMENT RE:    COMPUTATION OF EARNINGS PER SHARE

                                          THREE MONTHS ENDED               NINE MONTHS ENDED
                                            SEPTEMBER  30                     SEPTEMBER 30
                                      -------------------------       ---------------------------
                                           1996         1995               1996         1995
                                      -------------  ----------       ------------   ------------
Net income (loss) for computing
earnings per common share         $     (491,505)    $ (217,398)      $   (812,516)      (574,172)

Weighted average number of
common shares outstanding
during each period without
         dilution                     32,584,197     19,684,426         28,754,955     18,932,759

Addition from assumed exercise
of Common Stock warrants                 245,000      1,120,000            245,000      1,120,000

Addition from assumed
conversion of Preferred Stock            300,000        300,000            300,000        300,000
                                  --------------     ----------       ------------    -----------

                                      33,129,197     21,104,426         29,299,955     20,352,759
                                  ==============     ==========       ============    ===========

Net income per common share

  Without Dilution                $        (0.02)    $    (0.01)      $      (0.03)   $     (0.03)

  Fully diluted                   $        (0.02)    $    (0.01)      $      (0.03)   $     (0.03)
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